Exhibit 10.18

Portions of this exhibit, indicated by the mark “[***],” have been redacted pursuant to a confidential treatment request.

4 August 2011

AGREEMENT ON CO-DEVELOPMENT AND

THE TERMS OF EXCLUSIVE LICENCE

between

(1) LIPOXEN PLC

(2) LIPOXEN TECHNOLOGIES LTD

- and-

(3) SYNBIO LLC

THIS AGREEMENT is entered into on 4 August 2011

BETWEEN:

(1)	Lipoxen PLC, a Company registered under the laws of England with Company number 03213174 located at: the London Bioscience Innovation Centre, 2 Royal College Street, London, NW1 0NH, United Kingdom, represented by Chief Executive Officer Scott Maguire acting on the basis of the Articles of Association of Lipoxen PLC;

(2)	Lipoxen Technologies Ltd, a Company registered under the laws of England with Company registration number 03401495 located at: London Bioscience Innovation Centre, 2 Royal College Street, London, NW1 0NH, United Kingdom, represented by Chief Executive Officer Scott Maguire, acting on the basis of the Articles of Association of Lipoxen Technologies Limited;

(Lipoxen PLC and Lipoxen Technologies Ltd. shall be jointly referred to as “Lipoxen”); and

(3)	SynBio LLC, a limited liability company incorporated under the laws of the Russian Federation, Main State Registration Number 1117746126321, located at: building 2, 55/1, Leninsky Prospekt, Moscow, Russian Federation (“SynBio”) represented by the General Director Kruglyakov Pyotr Vladimirovich, acting on the basis of the Charter of SynBio.

(Lipoxen and SynBio shall be jointly referred to as the “Parties” and each individually as a “Party”)

RECITALS:

(1)	Lipoxen is a drug and vaccine delivery company and is dedicated to innovative methods for the optimal delivery of therapeutics in the treatment and prevention of disease.

(2)	Lipoxen’s proprietary PolyXen Technology (defined below) involves the use of polysialic acid conjugation as a means to improve the pharmacokinetics and pharmacodynamics of protein drugs.

(3)	Lipoxen is planning to acquire rights in the Oncohist Technology (defined below) which involves the use of human’s N-bis-met-histone H.1.3 for the creation of drugs.

(4)	SynBio is a limited liability company, incorporated with the purpose of carrying out pre-clinical trials and clinical trials, registration, manufacture and sale of pharmaceutical products in the SynBio Market (defined below).

(5)	SynBio has or shall acquire worldwide rights to use and transfer to third parties (including Lipoxen) the right to use cell lines for the production of six molecules under development by SynBio, which includes: (i) EPO; (ii) GCSF; (iii) insulin; (iv) interferon alpha; (v) human growth hormone; (vi) Histone.

(6)	SynBio wishes to receive and Lipoxen is willing to grant to SynBio an exclusive license in the SynBio Market to develop pharmaceutical products using the Molecules and the PolyXen Technology.

(7)	If Lipoxen is able to source PSA, EPO and/or Product A from SIIL and is requested to do so by SynBio, Lipoxen will endeavor to supply these materials to SynBio under this Agreement on an “as is” basis.

(8)	If requested to do so by Lipoxen, it is the intention of the Parties that SynBio will supply the Molecules and/or the Products to Lipoxen.

(9)	Lipoxen and SynBio have agreed to collaborate in the development of: (a) certain products combining the PolyXen Technology and SynBio Molecules (defined below); and (b) Histone using the Oncohist Technology, which, if successful, will lead to clinical development of pharmaceutical and biotechnology products.

(10)	Lipoxen wishes to receive and SynBio is willing to grant to Lipoxen an exclusive license to use the SynBio Cell Lines (defined below) and pre-clinical and clinical data generated by SynBio in relation to the Products, subject to and in accordance with the terms of this agreement (“Agreement”).

THE PARTIES AGREE as follows:

1.	DEFINITIONS

In this Agreement, the following words shall have the following meanings:

“Affiliate”	in relation to a Party, means any entity or person which controls, is controlled by, or is under common control with that Party. For the purposes of this definition, “control” shall mean direct or indirect beneficial ownership of 50% (or, outside a Party’s home territory, such lesser percentage as is the maximum, permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that entity or person, as the case may be;

“Appointed CRO”	means any contract research organization appointed by either of the Parties to carry out any pre-clinical and/or clinical trials in relation to the Products;

“Arising IPR”

means any and all Intellectual Property Rights arising from or in relation to the work carried out by or on behalf of SynBio (and/or its Affiliates) and/or Lipoxen in relation to this Agreement, including any and all Intellectual Property Rights relating to:

(a) the Results, including any and all data arising from the the Clinical Trials; and

(b) the Products;

but shall exclude the CMO Arising IPR.

“Clinical Dossier”	means in relation to each of the Products:

(a) the results of and data arising from any pre-clinical and/or clinical trials relating to the relevant Product conducted by or on behalf of SynBio; and

(b) any technical or other information prepared for submission to and/or actually submitted to regulatory authorities in relation to the relevant Product by or on behalf of SynBio, including information relating to quality, safety and efficacy of Products;

“Clinical Trials”	means the clinical trials to be carried out by or on behalf of the Parties in relation to the Products including the SynBio Stage 2 Trials and the SynBio Stage 3 Trials in the SynBio Market and the Lipoxen Trials in the Lipoxen Market;

“CMO Arising IPR”	means any and all Intellectual Property Rights arising from or in relation to work carried out on behalf of Lipoxen by contract manufacturing organizations (other than SynBio) in relation to the Molecules;

“Commencement Date”	means the date upon which 110,800,000 of the shares of Lipoxen PLC are allotted to SynBio pursuant to the Subscription Agreement;

“Confidential Information”	means any and all data, results, know-how, show-how, software, algorithms, trade secrets, plans, forecasts, analyses, evaluations, research, technical information, business information, financial information, business plans, strategies, customer lists, marketing plans, or other information whether oral, in writing, in electronic form or in any other form, and any physical items, compounds, components or other materials disclosed before, on or after the date of this Agreement by one Party (and/or its Affiliates) to the other Party (and/or its Affiliates) including, but not limited to the Lipoxen Know How and any SynBio know how.

“Development Program”	means the detailed program for the collaboration for each Product set out in Schedule 1 of this Agreement as modified from time to time by the Scientific Subcommittee in accordance with clause 8.13 and 8.14 and otherwise in accordance with the terms of this Agreement;

“Diligent and Reasonable Efforts”	means exerting such effort and employing such resources as would normally be exerted or employed by a reasonable third party for a product of similar market potential at a similar state of its product life, taking into account the competitiveness of the relevant marketplace, the proprietary and development positions of third parties, the regulatory structure involved, and the profitability of the product, when utilising sound and reasonable scientific, business and medical practice and judgment in order to develop a product in a timely manner and maximise the economic return to the parties form its commercialization;

“EMEA”	means the European Medicines Agency and/or any successor to it;

“EPO”	means EPO as specified in the European Pharmacopea under Erythropoietin concentrated solution (01/2002:1316) and further described in Schedule 2;

“EPO Cell Line”	means the EPO cell line used by SIIL to manufacture EPO;

“Excluded Field”	[***]

“FDA”	means the US Food and Drug Administration and/or any successor to it;

“GCP”	means all applicable laws, regulations, codes and guidelines relating to good clinical practice, including:- good clinical practice pursuant to Directive 2001/20/EEC and Directive 2005/28/EEC and all applicable implementing and/or amending legislation and guidelines; the regulations established by the MHRA and/or the FDA, for example as embodied in the Code of Federal Regulations and relevant guidelines published by the FDA, relating to the standard of practice that is acceptable to the FDA in the conduct of clinical studies; the version of the Declaration of Helsinki in force; and the International Conference on Harmonisation Guidelines for Good Clinical Practice in force;

“GCSF”	means GCSF as further described in Schedule 2;

“GMP”	means those practices in the manufacture of pharmaceutical products that are recognised as the current good manufacturing practices by the MHRA and comparable Governmental Authorities including, without limitation, in accordance with:- (i) European Community Commission Directive

2003/94/EEC of 08 October 2003 and all applicable implementing and/or amending legislation and guidelines; (ii) the EC Guide to Good Manufacturing Practice for Medicinal Products and any amendments thereto or other guidelines made under the above directives from time to time; and (iii) International Conference on Harmonization (ICH) guidance documents, including without limitation the ICH Guidance Q7 Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients;

“Histone”	means histone as further described in Schedule 2;

“Human Growth Hormone”	means human growth hormone as further described in Schedule 2;

“Insulin”	means insulin as further described in Schedule 2;

“Intellectual	means all possible intellectual property as defined in any

“Property Rights”	jurisdiction including but not limited to rights to inventions, patents, any extensions of the exclusivity granted in connection with patents, petty patents, utility models, applications for any of the foregoing (including, but not limited to, continuations, continuations-in-part and divisional applications), the right to apply for any of the foregoing, database rights, rights in data and know-how, trade secrets and confidential information and all other forms of intellectual property rights having equivalent or similar effect to any of the foregoing which may exist anywhere in the world;

“Interferon Alpha 2b”	means interferon alpha 2b as further described in Schedule 2;

“Joint Arising IPR”	means the Arising IPR that is owned jointly by the Parties pursuant to clause 9.6 of this Agreement;

“Know How Transfer Time”	means the time of two scientists each working for ten (10) working days;

“Lipoxen Arising IPR”	means any and all Arising IPR which is owned by Lipoxen pursuant to clause 9.1 of this Agreement;

“Lipoxen Development Products”	means Product A, Product B and Product F;

“Lipoxen Know How”	means the Oncohist Know How, the PSA Manufacturing Know How and the PolyXen Know How;

“Lipoxen Market”	means any country in the world which is not a SynBio Market;

“Lipoxen Patents”	means the Oncohist Patents, the PSA Manufacturing Patents and the PolyXen Patents;

“Lipoxen Royalty Product”

means a Lipoxen Development Product which is sold or supplied by Lipoxen and/or its Affiliates and:

(a)    which was manufactured using a SynBio Cell Line; and

(b)    in relation to which SynBio has provided to Lipoxen a Clinical Dossier which has enabled Lipoxen to commence Phase 1 clinical trials in an EMEA and/or FDA regulated country in the Lipoxen Market without carrying out any further pre-clinical or clinical development of the relevant Lipoxen Development Product;

“Lipoxen Technology”	means the PolyXen Technology, the PolyXen Manufacturing Technology and the Oncohist Technology;

“Lipoxen Stage 2 Trials”	means the Phase I clinical trials to be carried out by Lipoxen in the Lipoxen Market in relation to the Lipoxen Development Products as set out in the Development Program and as determined by the Scientific Subcommittee in accordance with clause 5;

“Lipoxen Stage 3 Trials”	means the Phase II clinical trials to be carried out by Lipoxen in the Lipoxen Market in relation to the Lipoxen Development Products in Stage 3 as set out in the Development Program and as determined by the Scientific Subcommittee in accordance with clause 6;

“Lipoxen Trials”	means the Lipoxen Stage 2 Trials and the Lipoxen Stage 3 Trials;

“Molecules”	means EPO, GCSF, Insulin, Interferon Alpha, Human Growth Hormone and Histone;

“Oncohist Know How”	means any and all know how which is disclosed to SynBio pursuant to this Agreement or was disclosed pursuant to the Oncohist Licence Agreement that relates to the inventions disclosed in the Oncohist Patents;

“Oncohist Licence Agreement”	means the license agreement entered into between Closed Joint Stock Company Cryonics and Symbiotec GmbH, Germany on 25 September 2008 under future development Closed Joint Stock Company Cryonics will transfer the exclusive right for the use of the Oncohist Technology as a contribution to the charter capital SynBio;

“Oncholiist Patents”	means the patents and patent applications set out in Schedule 3 of this Agreement, including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing;

“Oncohist Technology”	means the multifaceted platform technology histone H1.3 that allows the development of anticancer drugs as described in detail in the Oncohist Patents;

“PolyXen Know How”	means the know how in the possession and control of Lipoxen at the Commencement Date relating to the technology disclosed in the PolyXen Patents in relation to which Lipoxen has a right to grant a licence;

“PolyXen Patents”	means the patents and patent applications set out in Schedule 5 of this Agreement, including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing;

“PolyXen Technology”	means the multifaceted platform technology that employs PSA to prolong the active life and improve the pharmacokinetics of therapeutic proteins and peptides, as well as conventional drugs, as described in detail in the PolyXen Patents;

“Products”	means Product A, Product B, Product C, Product D, Product E and Product F;

“Product A”	means pharmaceutical preparations for the treatment and/or prevention in humans of anemia containing conjugates of EPO and PSA as their active ingredient;

“Product B”	means pharmaceutical preparations for use in human patients receiving treatment for cancer containing conjugates of GCSF and PSA as their active ingredient;

“Product C”	[***]

“Product D”	means pharmaceutical preparations for the treatment and/or prevention in humans of hepatitis C containing conjugates of Interferon Alpha 2b and PSA as their active ingredient;

“Product E”	means preparations for use in humans containing conjugates of Human Growth Hormone and PSA as their active ingredient;

“Product F”	means pharmaceutical preparations for the treatment and/or prevention in humans of cancer containing Histone as their active ingredient;

“PSA”	[***]

“PSA Cell Line”	means the E.coli cell line used by Lipoxen to manufacture PSA;

“PSA Know How”	means the know-how in the possession and control of Lipoxen at the Commencement Date relating to the PSA Manufacturing Process in relation to which Lipoxen has the right to grant a licence, which shall include the PSA Cell Line;

“PSA Manufacturing Process”

means each and every step in the process of manufacturing and purifying PSA from an E.coli cell line including but not limited to;

(a) fermentation of E.coli strains producing PSA;

(b) purification of PSA from the product of the process described in paragraph (a) above; and

(c) scale up of any of the processes described in (a) and (b) above;

“PSA Patents”	means the patens and patent applications set out in Schedule 6 of this Agreement, including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing;

“PSA Technology”	means the technology relating to the PSA Manufacturing Process which is described in the PSA Patents;

“Quarter”	means the quarterly periods ending 31 March, 30 June, 30 September and 31 December;

“Relationship Deed”	means the agreement to regulate the relationship between SynBio and Lipoxen PLC in the agreed form;

“Results”	means the results of and data arising from the Development Program;

“Scientific Subcommittee”	means a committee formed and operating in accordance with clauses 8.10 – 8.19 of this Agreement;

“SIIL”	means Serum Institute of India Limited, a company incorporated under Indian law, having its principal place of business at S. No. 212/2, Off Soli Poonawalla Road, Hadapsar, Pune – 411 028, Maharashtra, India;

“SIIL Agreement”	means the Exclusive Know How and Manufacturing Agreement dated on or around the Commencement Date between Lipoxen and SIIL;

“SynBio Arising IPR”	means any and all Arising IPR which is owned by SynBio pursuant to clause 9.2 of this Agreement;

“SynBio Background IP”	means any and all Intellectual Property Rights which, prior to or after the Commencement Date, are owned by or controlled by SynBio or licensed to SynBio by a third party other than Lipoxen and which have utility in the research, development, manufacture, use, sale, supply and exploitation of Products and which includes (to the extent it is not Lipoxen Arising IPR), but is not limited to, any and all Intellectual Property Rights relating to:

(a) the Molecules;

(b) the SynBio Cell Lines;

(c) the Products;

(d) the methods and/or processes used by SynBio to manufacture the Molecules;

(e) the methods and/or processes used by SynBio to manufacture the Products; and

(f) the Clinical Dossiers;

“SynBio Cell Lines”	means any and all cell lines used by SynBio to manufacture and/or create any of the Molecules;

“SynBio Market”	means the Russian Federation and the commonwealth of independent states comprising the following countries:- Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrgyzstan, Republic of Moldova, Tajikistan, Turkmenistan, Ukraine and Uzbekistan;

“SynBio PolyXen Products”	means the Products excluding Product F;

“SynBio Royalty Products”	means any and all products that are manufactured, sold and/or supplied by SynBio or any of its Affiliates which incorporate or make use of any of the PolyXen Technology, the Oncohist Technology, CMO Arising IPR and/or the Lipoxen Arising IPR;

“SynBio Stage 2 Trials”	means the clinical trials to be carried out in Stage 2 by SynBio in the SynBio Market in relation to the Products as set out in Schedule 4;

“SynBio Stage 3 Trials”	means the clinical trials to be carried out in Stage 3 by SynBio in the SynBio Market in relation to the Products as set out in the Development Program and as determined by the Scientific Subcommittee in accordance with clause 3;

“SynBio Trials”	means the SynBio Stage 2 Trials and the SynBio Stage 3 Trials;

“Specifications”	means the specifications for the Products to be determined by the Scientific Subcommittee in accordance with clause 8.14.1 of this Agreement;

“Stage 1”	means the creation, formulation and pre-clinical testing of the Products by SynBio as described in further detail in Stage 1 of the Development Program;

“Stage 2”	means the phase I clinical trials to be conducted by SynBio in relation to the Products and by Lipoxen in relation to the Lipoxen Development Products as described in further detail in Stage 2 of the Development Program;

“Stage 3”	means the phase II and phase III clinical trials to be conducted by SynBio in relation to the Products and by Lipoxen in relation to the Lipoxen Development Products as described in further detail in Stage 3 of the Development Program;

“Stage 1 Costs”	means any and all costs and expenses incurred by Lipoxen and/or SynBio in relation to Stage 1;

“Stage 2 Costs”	means any and all costs and expenses incurred by Lipoxen and/or SynBio in relation to Stage 2;

Stage 3 Costs”	means any and all costs and expenses properly and reasonably incurred by Lipoxen and/or SynBio in relation to Stage 3;

“Subscription Agreement”	means the agreement between Lipoxen PLC and SynBio relating to the placement of shares in Lipoxen PLC by private subscription;

“Success Criteria”	means the criteria to be determined by the Scientific Subcommittee for each of the Products which the relevant Product must meet prior to entering Stage 2 and/or Stage 3, as described in clause 8.14.1 of this Agreement;

“Supply Products”	means any products supplied by Lipoxen to SynBio pursuant to clause 7.1;

“Third Party IP Rights”	means Third Party IP Rights as defined in clause 9.17;

“Timetable”	means the timetable for the Development Program set out in Schedule 1 of this Agreement;

“Valid Claim”	means a claim of a patent or patent application that has not expired or been held invalid or unenforceable by a decision of a patent office or court of competent jurisdiction, which decision (a) it is not possible to appeal or, (b) is not the subject of an appeal within the prescribed time limits.

2.	COMMENCEMENT GENERALLY AND HISTONE/PRODUCT F

2.1.	The Parties hereby agree that each Party’s rights and obligations in relation to Product F (including those set out in clause 2.3) shall be excluded entirely from the scope of this Agreement until such time that Lipoxen notifies SynBio in writing that Lipoxen:- (i) has acquired rights to the Oncohist Technology; and (ii) Lipoxen is free and able to use the Oncohist Technology in accordance with the terms of this Agreement.

2.2.	On receipt of the notice referred to in clause 2.1 by SynBio, any rights and obligations under this Agreement of the Parties in relation to Product F shall automatically commence without any further action by either of the Parties.

2.3.	To the extent that SynBio is not already licensed to do so pursuant to the Oncohist Licence Agreement, conditional upon the events set out in clause 2.1 of this Agreement, Lipoxen grants to SynBio an exclusive licence during the term of this Agreement in the SynBio Market under the Oncohist Patents and/or the Oncohist Know How to research, develop, manufacture, have manufactured, use, sell and supply Product F.

2.4.	The Parties agree that to the extent there is any conflict between the scope of the Oncohist Licence Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

2.5.	Without prejudice to the generality of clause 2.4, the Parties agree that Lipoxen will have exclusive rights in the Lipoxen Market to research, develop, manufacture, have manufactured, use, sell and supply Product F, and/or to licence third parties to do so.

2.6.

Lipoxen’s obligations under this Agreement and SynBio’s rights under clauses 11.1, 11.3 and 11.4 shall not commence in any circumstance until the date upon which Lipoxen receives the funds from SynBio which are due to Lipoxen under the Subscription

Agreement. The Parties agree that this Agreement shall automatically expire if such funds are not received by Lipoxen on or before 31 December 2011.

3.	STAGE 1: CANDIDATE OPTIMIZATION

3.1.	Lipoxen and SynBio shall collaborate to fulfill the objectives of Stage 1.

3.2.	Each Party shall use its reasonable endeavors to fulfill the obligations allocated to it in Stage 1 in accordance with the Timetable.

3.3.	The Parties acknowledge that in Stage 1, Lipoxen’s obligations are limited to a transfer of the PolyXen Know How (as specified in clauses 11.10 of this Agreement) from Lipoxen to SynBio to enable SynBio to carry out its obligations under Stage 1.

3.4.	SynBio shall transfer to Lipoxen within ten (10) business days upon Lipoxen’s request any and all information, data and know how in the possession and/or control of SynBio relating to the Molecules which is reasonably required by Lipoxen to carry out its obligations under Stage 1 in accordance with the Timetable according to the procedure set forth in clauses 10.7-10.9 of this Agreement.

3.5.	Unless SynBio and Lipoxen agree otherwise, a Product shall not become part of Stage 2 unless it meets the Success Criteria. The Scientific Subcommittee shall in accordance with clause 8 determine:

3.5.1.	the Success Criteria;

3.5.2.	whether a Product meets the Success Criteria; and

3.5.3.	a Specification for each of the Products to enter Stage 2.

3.6.	The Parties agree that SynBio shall not create or develop any Products using cell lines:

3.6.1.	to which SynBio does not own the worldwide right to use the relevant cell line; and/or

3.6.2.	in relation to which SynBio is unable to transfer the cell lines and the rights to use it to Lipoxen in the Lipoxen Market.

3.7.	The Parties acknowledge that in creating Product A, SynBio shall be entitled to develop the product using either:-

3.7.1.	the cell line used by SIIL to make EPO if, and to the extent that, Lipoxen is able to, obtain rights to and a technology transfer of the cell line used by SIIL; and/or

3.7.2.	any other suitable cell line which complies with clause 3.6 above.

4.	STAGE 2: CLINICAL TRIALS IN SYNBIO MARKET

4.1.	SynBio shall conduct the SynBio Stage 2 Trials in the SynBio Market in accordance with the Timetable, the Development Program and the Specification. SynBio shall be entitled to manage the SynBio Stage 2 Trials through its in-house regulatory department or via an Appointed CRO.

4.2.	Without prejudice to the generality of clause 4.1, SynBio shall:

4.2.1.	submit the CTA (Clinical Trials Application) to the regulatory authorities in the SynBio Market for permission to conduct the SynBio Stage 2 Trials in relation to each of the Products on or before the dates set out in Schedule 8 of this Agreement; and

4.2.2.	to the extent allowed by the applicable law commence the SynBio Stage 2 Trials within 6 (six) calendar months of receiving permission from the regulatory authorities in the SynBio Market to conduct the relevant SynBio Trial.

4.3.	SynBio shall:

4.3.1.	be responsible for all costs and expenses for conducting the Synbio Stage 2 Trials, including the costs and expenses of any Appointed CRO which Synbio may appoint; and

4.3.2.	at its own cost and expense, at its premises, manufacture sufficient quantities of the SynBio Products meeting the Specifications for use in the SynBio Stage 2 Trials, at all times in accordance with the Timetable and the Development Plan.

4.4.	SynBio shall keep Lipoxen fully informed of all decisions it makes and all plans it has to conduct the SynBio Stage 2 Trials. SynBio shall comply with all instructions provided by the Scientific Subcommittee in relation to conduct of the SynBio Stage 2 Trials which are reasonably required to ensure that the SynBio Stage 2 Trials are conducted in accordance with all applicable US and European Union laws, regulations, codes of practice, principles and guidelines, including EMEA and FDA requirements.

4.5.	If SynBio chooses to utilize services of an Appointed CRO, SynBio shall enter into a written agreement with the Appointed CRO which s shall.

4.5.1.	provide that all Intellectual Property Rights generated pursuant to the SynBio Stage 2 Trials shall be owned either by Lipoxen and/or SynBio and/or jointly by the Parties in accordance with the terms of this Agreement;

4.5.2.	enable SynBio to comply with its obligations under this Agreement; and

4.5.3.	be capable of assignment to third parties, including to Lipoxen, in accordance with the terms of this Agreement.

4.6.	SynBio undertakes that:

4.6.1.	all SynBio Products used in the SynBio Stage 2 Trials will be manufactured in accordance with GMP and that all of the SynBio Stage 2 Trials will be conducted in accordance with GCP;

4.6.2.	any and all data obtained from the SynBio Stage 2 Trials shall be made available to Lipoxen in accordance with this Agreement and clause 5.6; and

4.6.3.	it will comply and procure that the CRO complies with all instructions provided by the Scientific Subcommittee in relation to conduct of the SynBio Stage 2 Trials which are reasonably required to ensure that the SynBio Stage 2 Trials are conducted in accordance with all applicable US and European Union laws, regulations, codes of practice, principles and guidelines, including EMEA and FDA requirements.

4.7.	SynBio shall obtain the prior written approval of the Scientific Subcommittee of any and all protocols to be used in the SynBio Stage 2 Trials and shall comply with all reasonable instructions of the Scientific Subcommittee in relation to such protocols.

5.	STAGE 2: CLINICAL TRIALS IN LIPOXEN MARKET

5.1.	Subject to clause 5.8, Lipoxen shall use Diligent and Reasonable Efforts to conduct the Lipoxen Stage 2 Trials in the Lipoxen Market in accordance with the Timetable, the Development Program and the Specification. Lipoxen shall be entitled to manage the Lipoxen Stage 2 Trials through its in-house regulatory department or via an Appointed CRO.

5.2.	Without prejudice to the generality of clause 5.1, Lipoxen shall use Diligent and Reasonable Efforts to:

5.2.1.	submit the CTA (Clinical Trials Application) to the regulatory authorities in the Lipoxen Market for permission to conduct the Lipoxen Stage 2 Trials in relation to each of the Lipoxen Development Products on or before the dates set out in Schedule 8 of this Agreement; and

5.2.2.	to the extent allowed by the applicable law and to the extent regulators approve, commence the Lipoxen Stage 2 Trials within 12 (twelve) calendar months of receiving permission from the regulatory authorities in the Lipoxen Market to conduct the relevant Lipoxen Stage 2 Trial.

5.3.	Lipoxen shall:

5.3.1.	be responsible for all costs and expenses for conducting the Lipoxen Stage 2 Trials, including the costs and expenses of any Appointed CRO which Lipoxen may appoint; and

5.3.2.	at its own cost and expense, manufacture or have manufactured sufficient quantities of the Lipoxen Products meeting the Specifications for use in the Lipoxen Stage 2 Trials, at all times in accordance with the Timetable and the Development Plan.

5.4.	Lipoxen shall keep Synbio informed via meetings of the Scientific Subcommittee of material decisions it makes and all plans it has to conduct the Lipoxen Stage 2 Trials. Lipoxen shall comply with all instructions provided by SynBio in relation to conduct of the Lipoxen Stage 2 Trials which are reasonably required to ensure that the Lipoxen Stage 2 Trials are conducted in accordance with all applicable US and European Union laws, regulations, codes of practice, principles and guidelines, including EMEA and FDA requirements.

5.5.	If Lipoxen chooses to utilize services of an Appointed CRO, Lipoxen shall enter into a written agreement with such Appointed CRO which shall:-

5.5.1.	provide that all Intellectual Property Rights generated pursuant to the Lipoxen Stage 2 Trials that may be considered Arising IPR to be owned by the Parties in accordance with the terms of this Agreement;

5.5.2.	enable Lipoxen to comply with its obligations under this Agreement; and

5.5.3.	be capable of assignment to third parties, including to SynBio in accordance with the terms of this Agreement.

5.6.	Lipoxen undertakes that:

5.6.1.	all Lipoxen Products used in the Lipoxen Stage 2 Trials will be manufactured in accordance with GMP or applicable laws and regulations and that all of the Lipoxen Stage 2 Trials will be conducted by an Appointed CRO that follows GCP;

5.6.2.	any and all data obtained from the Lipoxen Stage 2 Trials shall be made available to SynBio in accordance with this Agreement; and

5.6.3.	it will not knowingly conduct, or permit the Appointed CRO to conduct, a Lipoxen Stage 2 Trial in a manner that is inconsistent with GB, US and European Union laws, regulations, codes of practice, principles and guidelines, including EMEA and FDA requirements.

5.7.	Lipoxen shall obtain the prior written approval of the Scientific Subcommittee of any and all protocols to be used in the Lipoxen Stage 2 Trials and shall comply with all reasonable instructions of the Scientific Subcommittee in relation to such protocols. For the avoidance of doubt, the Parties agree that an instruction of the Scientific Subcommittee shall not be reasonable if it conflicts with the advice of an Appointed CRO.

5.8.

The parties agree that the Scientific Subcommittee shall determine whether Product A shall be developed by Lipoxen using the Serum cell line (as defined by the SIIL Agreement) or another cell line which produces EPO. If the Scientific Subcommittee determines that another cell line shall be used by Lipoxen, Lipoxen shall not be bound to perform the obligations set out in the table in Schedule 1 headed “Product A: PSA-EPO (Developed by LPX)” and the Scientific Subcommittee shall proptly devise and replace the table with a new table which relates to and is suitable for the alternative cell line producing EPO.

6.	STAGE 3: FURTHER CLINICAL DEVELOPMENT

6.1.	The Scientific Subcommittee shall promptly review the results of the SynBio Stage 2 Trials and shall decide which, if any, Products have met the Success Criteria and which shall therefore move into Stage 3.

6.2.	Subject to clause 6.3, the Scientific Subcommittee shall decide the strategy and responsibilities of the Parties for full- scale pharmaceutical and clinical development of the Products during Stage 3: (a) in relation to the Lipoxen Development Products in the Lipoxen Market; and (b) in relation to the Products in the SynBio Market, but the Parties agree that the principles set out in this clause 6 shall be adopted.

6.3.	SynBio will have exclusive rights and arrangements entirely at its own cost to conduct clinical development of the SynBio Products in the SynBio Market.

6.4.	SynBio shall be responsible pursuant to instructions from the Scientific Subcommittee for any and all applications for marketing authorizations to be made to the regulatory authorities in the SynBio Market in respect of the Products, which applications for the avoidance of doubt, shall be made in the name of SynBio.

6.5.	Lipoxen will have exclusive rights and responsibility entirely at its own cost to conduct clinical development of the Lipoxen Development Products in the Lipoxen Market. For the avoidance of doubt, Lipoxen shall not be obliged to conduct or fund (whether pursuant to Stage 1, Stage 2, Stage 3 or otherwise):

6.5.1.	clinical trials in relation to any product which is not a Lipoxen Development Product;

6.5.2.	clinical trials in the SynBio Market, unless Trials not joint of EMEA regulated trials;

6.5.3.	clinical trials in relation to the Lipoxen Development Products in more than one country in the Lipoxen Market and shall at its entire discretion select the most appropriate country in the Lipoxen Market in which to carry out clinical development of the Lipoxen Development Products;

6.5.4.	conduct clinical trials in relation to any Lipoxen Development Products for which there are safety, toxicity, efficacy or pharmacokinetics issues or for which the conduct of a clinical trial would be prohibited by laws and/or regulations in force in the Lipoxen Market; and

6.5.5.	any clinical trials in relation to the Lipoxen Development Products beyond Phase IIa other than at its entire discretion.

6.6.	Lipoxen shall be responsible pursuant to instructions from the Scientific Subcommittee for any and all applications for marketing authorizations to be made to the regulatory authorities, including EMEA and FDA, in Lipoxen Market in respect of the Lipoxen Development Products, which applications for the avoidance of doubt, shall be made in the name of Lipoxen.

6.7.	Lipoxen and/or its Affiliates shall be responsible at their entire discretion for any and all exploitation of the Lipoxen Development Products in the Lipoxen Market including, without limitation, negotiations with third parties and the determination of licensing arrangements with third parties for exploitation of the Lipoxen Development Products.

6.8.	SynBio shall as when requested by Lipoxen during the term of this Agreement promptly provide to Lipoxen in writing:-

6.8.1.	the Results relating to the Products created by or on behalf of SynBio; and

6.8.2.	up to date Clinical Dossiers relating to each of the Products.

6.9.	Lipoxen shall as when requested by SynBio during the term of this Agreement promptly provide to SynBio in writing, to the extent it is not restricted by confidentiality obligations owed to third parties, via meetings of the Scientific Subcommittee:

6.9.1.	the results relating to the Lipoxen Trials; and

6.9.2.	any clinical dossiers created by or on behalf of Lipoxen relating to the Lipoxen Development Products.

7.	MANUFACTURE AND SUPPLY

Supply by SynBio

7.1.	If and when requested to do so by Lipoxen, SynBio agrees to manufacture and supply to Lipoxen and/or any licensees of Lipoxen the Molecules and/or the Products for the purposes of pre-clinical and clinical development of the Products.

7.2.	The Parties agree that Lipoxen shall not be obliged to exercise its rights under clause 7.1 at any particular time or at all but if Lipoxen does exercise its rights, the Parties will enter into a manufacture and supply agreement on reasonable commercial terms.

7.3.	The Parties agree that the price at which SynBio will supply the Molecules and/or Products to Lipoxen will be determined in accordance with clauses 7.4 and 7.5.

7.4.	[***]

7.5.	[***]

7.6.	[***]

Supply by Lipoxen

7.7.	If requested in writing to do so by SynBio, Lipoxen shall use its reasonable commercial endeavours, subject to clauses 7.8 to 7.10 below, to supply:

7.7.1.	PSA to SynBio for use in the research and development of SynBio Products; and/or

7.7.2.	EPO to SynBio for use in the research and development of Product A.

7.8.	The Parties agree that SynBio shall not be obliged to exercise its rights under clause 7.7 at any particular time or at all but if SynBio does exercise its rights, the Parties will enter into a supply Agreement on reasonable commercial terms which will comply with the provisions of clause 7.9 and 7.10 of this Agreement and the provisions of any agreement between Lipoxen and SIIL relating to the Supply Products.

7.9.	SynBio acknowledges that any products supplied to SynBio by Lipoxen will be sourced by Lipoxen from SIIL and accordingly:

7.9.1.	Lipoxen will only provide the Supply Products on an “as is” basis without any warranties of any kind other than a warranty that between delivery of the Supply Products to Lipoxen by SIIL and delivery of the Supply Products to SynBio, Lipoxen has not altered the Supply Products in any way;

7.9.2.	each of the Parties expressly disclaims all express and implied warranties with respect to such Supply Products, including without limitation any warranty of merchantability or fitness for a particular purpose, safety, efficacy, potency, purity and/or activity and/or that its use would not infringe the Intellectual Property Rights of a third party;

7.9.3.	Lipoxen shall not be liable for any failure to supply the Supply Products to the extent such failure is a result of any act or omission of SIIL, including any breach of SIIL’s supply obligations to Lipoxen;

7.9.4.	Lipoxen will not be obliged to supply any Supply Products to SynBio in accordance with any specification other than those specifications which have been specified in written agreements between SIIL and Lipoxen existing at the time of supply.

7.10.	SynBio shall pay to Lipoxen (in sufficient time to enable Lipoxen to fulfill payment obligations to SIIL in respect of the relevant Supply Products):

7.10.1.	compensation for any and all costs and expenses which Lipoxen reasonably incurs in relation to the supply of the Supply Products (including the price paid to SIIL for the Supply Products, transport costs and insurance costs); and

7.10.2.	[***]

7.11.	Lipoxen shall provide SynBio at its request documents confirming the expenditures specified in clauses 7.10.1 – 7.10.2 of this Agreement.

8.	CONDUCT, REPORTING AND DECISION MAKING

Conduct

8.1.	Each of SynBio and Lipoxen shall perform its obligations under this Agreement:

8.1.1.	in accordance with the Development Program;

8.1.2.	to the best of its ability in a professional manner consistent with industry standards;

8.1.3.	in accordance with the standard of care customarily observed with regard to such activities;

8.1.4.	in a timely manner and in accordance with the Timetable;

8.1.5.	in accordance with all reasonable instructions received from the other Party;

8.1.6.	in compliance with all applicable laws, rules and regulations, including without limitation, where applicable, GMP, current good clinical or laboratory practices and GCP.

Reporting

8.2.	SynBio and Lipoxen shall, and shall procure that Appointed CROs shall, during the term of this Agreement:

8.2.1.	keeping (including keeping by all their respective employees) of detailed written records of its progress with the Development Program and, at the request of the other Party, promptly provide the other Party with access to and/or copies of such records;

8.2.2.

supply to the other Party at least once every three months with an interim written report in accordance with the form to be determined by the Scientific Subcommittee, describing the progress of the Development Program including, without limitation, details of all material Arising IPR which has been made and containing recommendations regarding the future progress of the Development Program;

8.2.3.	notwithstanding clause 8.2.3 above, keep the other Parties fully informed of the progress of the Development Program and of all Arising IPR;

8.2.4.	immediately notify the other Parties in writing if there is an unexpected technical or scientific problem which may make it difficult or impossible to achieve or is likely to cause a material delay to the Development Program, including any adverse events arising pursuant to the Clinical Trials.

8.3.	SynBio will allow, and/or will procure that the Appointed CRO’ will allow, Lipoxen and/or its employees to:

8.3.1.	visit SynBio facilities and/or the Appointed CRO’s facilities; and

8.3.2.	review SynBio and/or the Appointed CRO’s records relating to the SynBio Trials at reasonable times and with reasonable frequency during normal business hours:

in each case to: (a) verify compliance by SynBio and/or the Appointed CRO with the terms of this Agreement; and/or (b) observe the progress of the Development Program.

8.4.	Lipoxen will allow, and/or will procure that the Appointed CRO will allow, SynBio and/or its employees to:

8.4.1.	visit Lipoxen’s facilities and/or the Appointed CRO’s facilities; and

8.4.2.	review Lipoxen’s and/or the Appointed CRO’s records relating to the Lipoxen Trials at reasonable times and with reasonable frequency during normal business hours:

in each case to: (a) verify compliance by Lipoxen and/or the Appointed CRO with the terms of this Agreement; and/or (b) observe the progress of the Development Program.

8.5.	SynBio shall, or shall procure that the Appointed CRO shall, update the Scientific Subcommittee on the progress of the SynBio Trials on a monthly basis (if it coincides with meetings of the Scientific Subcommittee) via a telephone conference call with the Scientific Subcommittee.

8.6.	Lipoxen shall, or shall procure that the Appointed CRO shall, update the Scientific Subcommittee on the progress of the Lipoxen Trials on a monthly (if it coincides with meetings of the Scientific Subcommittee) basis via a telephone conference call with the Scientific Subcommittee.

8.7.	The Parties shall promptly implement an intranet using Microsoft Project to monitor progress of the Parties pursuant to the Development Program. The Parties agree that:

8.7.1.	each of the Parties shall update the intranet on a weekly basis; and

8.7.2.	each of the parties shall have constant access.

8.8.	If a Party fails to comply with the provisions of clause 8.7 the representatives on the Scientific Subcommittee of the Party in breach shall lose their right, pursuant to clause 8.18.4 of this Agreement, to vote at meetings of the Scientific Subcommittee for the period during which such Party is in breach.

8.9.	Subject to the exceptions set out in clause 18.2 of this Agreement, Lipoxen and SynBio shall ensure confidentiality of all data obtained on the basis of or in connection with any of the activities listed in clauses 8.3 and 8.4 above and enter into confidentiality agreements with any third parties that receive access to such data.

Scientific Subcommittee

8.10.	The Parties shall establish a Scientific Subcommittee consisting of four individuals, comprising two representatives of Lipoxen and two representatives of SynBio. The initial representatives of each of Lipoxen and SynBio are identified in Schedule 9. Lipoxen shall be entitled at any time to use two of the four people listed in Schedule 10. The expenses of the Lipoxen representatives shall be borne by Lipoxen and the expenses of the SynBio representatives shall be borne by SynBio.

8.11.	Lipoxen and SynBio may from time to time change its representatives on the Scientific Subcommittee by notifying the other Parties in writing in advance. The replacement shall be suitably qualified and capable of fulfilling the responsibilities of a member of the Scientific Subcommittee under this Agreement.

8.12.	Lipoxen shall during the term of this Agreement be entitled to appoint one of its representatives on the Scientific Subcommittee as the chair person of the Scientific Subcommittee.

8.13.	The Scientific Subcommittee will be responsible for the overall management of the Development Program and shall meet at least once every month either in person or through teleconference or in any other mode to discuss the progress of the Development Program.

8.14.	The Scientific Subcommittee shall:

8.14.1.	on or promptly after the Commencement Date, meet and: (a) review the tables in Schedule 1 of this Agreement and introduce any amendments which are reasonably require; and (b) agree the Specifications and Success Criteria for the Products. The tables in Schedule 1 of this Agreement and the Success Criteria shall be established on the basis of the legal requirements of the Lipoxen Market and the SynBio Market applicable to the Product relating to its development, marketing, distribution and sale and on the basis of business evaluations and analysis made by the Parties; and

8.14.2.	at the relevant time during the Development Program determine whether the Products meet the Success Criteria.

8.15.	All material decisions of the Scientific Subcommittee shall be recorded in writing.

8.16.	Subject to the provisions of the Subscription Agreement and the Relationship Deed, the Parties agree that valid decisions made by the Scientific Subcommittee shall be binding upon the Parties in so far as they relate to:

8.16.1.	development of the Lipoxen Development Products in accordance with this Agreement;

8.16.2.	development of the SynBio Products in accordance with this Agreement; and

8.16.3.	implementation of the Development Plan.

8.17.	The Parties shall agree mutually when to conduct the monthly meetings of the Scientific Subcommittee. In addition and/or if the Parties cannot agree a date for the monthly meetings, each Party shall be entitled to convene a meeting of the Scientific Subcommittee on giving not less than one calendar months’ written notice to the other Party.

8.18.	The Parties agree that:

8.18.1.	meetings of the Scientific Subcommittee may occur by telephone conference call;

8.18.2.	the quorum for a meeting of the Scientific Subcommittee shall be two representatives of each Party;

8.18.3.	no valid meeting of the Scientific Subcommittee may be held unless a quorum is present and the Parties have agreed the date of the meeting in writing or all Parties have received not less than one calendar months written notice of the meeting (or such shorter notice period as the Parties shall previously agree in writing);

8.18.4.	each person present at a meeting of the Scientific Subcommittee shall have a single vote; and

8.18.5.	the chair person of the Scientific Subcommittee shall have the casting vote in relation to any decisions to be made by the Scientific Subcommittee.

8.19.	If a decision of the Scientific Subcommittee is binding on the Parties as set out in clause 8.16, no additional negotiations or corporate approvals (except for those required by law) shall be required to implement the decision of Scientific Subcommittee. In particular, should such a decision of the Scientific Subcommittee require execution of an amendments / annex / schedule to this Agreement in accordance with this Agreement or applicable law, the Parties shall promptly execute it.

9.	INTELLECTUAL PROPERTY RIGHTS

General

9.1.	Any and all Arising IPR that relates specifically to Histone, the Oncohist Technology, Serum EPO (as defined in the SIIL Agreement), the Serum Cell Line, (as defined in the SIIL Agreement), PSA, the PSA Manufacturing Technology and/or the PolyXen Technology shall belong to Lipoxen including, for the avoidance of doubt, any and all Arising IPR relating to:

9.1.1.	conjugation of the Molecules and PSA and the resulting conjugates;

9.1.2.	the manufacture and uses of Histone; and

9.1.3.	PSA and the PSA Manufacturing Process.

9.2.	Notwithstanding provisions of Clause 9.1. above any Arising IPR that relates specifically to the, Molecules and/or the manufacture of the Molecules (in each case excluding Histone and SIIL EPO) shall belong to SynBio.

9.3.	Any and all trade marks and trade names used by Lipoxen in relation to the Lipoxen Development Products and otherwise shall belong to Lipoxen and SynBio acknowledges that it does not receive a licence under this Agreement to use any such trade marks and trade names.

9.4.	SynBio shall be responsible for applying for and obtaining trade mark registrations in the SynBio Market. SynBio shall not use any trade mark or trade name that is the same as or confusingly similar to any trade mark or trade name used by Lipoxen in the Lipoxen Market.

9.5.	Lipoxen shall be responsible for applying for and obtaining trade mark registrations in the Lipoxen Market. Lipoxen shall not use any trade mark or trade name that is the same as or confusingly similar to any trade mark or trade name used by SynBio in the SynBio Market.

9.6.	Any Arising IPR that is not owned by either Party pursuant to clauses 9.1 to 9.3 shall be owned jointly by the Parties.

9.7.	Each of the Parties shall have control of the protection, exploitation and use of the Arising IPR that it owns pursuant to clauses 9.1 to 9.3 and shall decide in its entire discretion whether and how to file and prosecute patent applications in relation to the relevant Arising IPR and, subject to any express rights granted to the other party under this Agreement, whether and to whom to grant licences to third parties.

9.8.	The Parties shall collaborate to agree the appropriate method for the protection, development and exploitation of the Joint Arising IPR. Any and all patent applications in relation to the Joint Arising IPR shall be made and controlled by Lipoxen in the joint names of the Parties and the cost of such applications and any patents that result from such applications shall be shared equally by the Parties.

9.9.	For the avoidance of doubt, the Parties agree that:

9.9.1.	Lipoxen shall have a perpetual royalty free right to use and exploit (which right shall include the right to grant licences to third parties in the Lipoxen Market without the consent of SynBio) the Joint Arising IPR in the Lipoxen Market; and

9.9.2.	SynBio shall have a perpetual royalty free right to use and exploit (which right shall not include the right to grant licences to third parties in the SynBio Market without the consent of Lipoxen) the Joint Arising IPR in the SynBio Market.

9.10.	The Parties agree that Lipoxen shall own all right, title and interest in the CMO Arising IPR.

Molecules and SynBio Cell Lines

9.11.	SynBio warrants and undertakes to Lipoxen that:

9.11.1.	it possesses and has or will have a valid and subsisting world wide right to the use of cell lines for the production of each and all of the Molecules;

9.11.2.	the cell lines referred to in clause 9.11.1 produce the relevant Molecules in sufficient quantity and quality to enable clinical development of the Products in accordance with the terms of this Agreement;

9.11.3.	SynBio’s rights under the cell lines referred to in clause 9.11.1 permit SynBio (or a third party authorized by SynBio) to make, use, distribute, market, sell and supply the Molecules for any indication and by any route of administration worldwide;

9.11.4.	it is not aware of any contractual or other restriction that would prevent SynBio from transferring the cell lines referred to in clause 9.11.1 to Lipoxen (or a licensee of Lipoxen) for use by Lipoxen (or its licensee) in accordance with clause 9.11.3;

9.11.5.	it has the right to grant the licence set out in clause 10.1 of this Agreement.

9.12.	As and when requested to do so by Lipoxen, SynBio shall provide written evidence to Lipoxen (which shall include copies of the agreements under which SynBio is entitled to use the cell lines referred to in clause 9.11.1) that SynBio is not in breach of the terms of clause 9.11.

9.13.	Lipoxen shall have the right at any time to terminate this Agreement on a Molecule by Molecule and/or Product by Product basis with immediate effect on written notice to SynBio if SynBio is in breach of clause 9.8 and/or 9.9 of this Agreement in relation to any Molecule that relates to the relevant Product.

Lipoxen Technology

9.14.	Lipoxen undertakes to SynBio that Lipoxen:

9.14.1.	owns or has valid exclusive, world wide right to use (which right shall include the right to grant sub-licenses) the PolyXen Patents existing at the Commencement Date; and

9.14.2.	will use its best endeavours to acquire the rights (by way of ownership or licence) to the Oncohist Technology prior to the expiry of Stage 2 on terms that are reasonably acceptable to Lipoxen.

9.15.	As and when requested to do so by SynBio, Lipoxen shall provide written evidence to SynBio that Lipoxen is not in breach of the terms of clause 9.14.

9.16.	SynBio shall have the tight at any time to terminate this Agreement on a Product by Product basis to the extent the relevant breach affects the relevant Product with immediate effect on written notice to Lipoxen:

9.16.1.	in relation to the SynBio Products if Lipoxen is in breach of clause 9.14.1; and/or 9.15;

9.16.2.	in relation to Product F if Lipoxen is in breach of clause 9.14.2 of this Agreement and SynBio ceases to be licensed to use the Oncohist Technology pursuant to the Oncohist Licence Agreement.

Third Party Intellectual Property Rights

9.17.	Each Party shall immediately notify the other Party in writing if it becomes aware of any third party Intellectual Property Rights relating to any of the Products (“Third Party IP Rights”).

9.18.	The Parties shall co-operate to evaluate the strength and validity of any Third Party IP Rights and the Scientific Subcommittee shall decide how to address the Third Party IP Rights.

9.19.	If the Scientific Subcommittee decides to challenge or take a license of the Third Party IP Rights, Lipoxen shall be responsible, subject to clauses 9.22 and 9.23 at the joint cost of the Parties, for using its reasonable endeavours to implement any action recommended by the Scientific Subcommittee.

9.20.	Either Party may terminate this Agreement on 30 (thirty) days written notice to the other Party in relation to a particular Product if, in its reasonable opinion, a Third Party IP Right exists which would have a material effect on the research and/or development of the relevant Product, in the case of Lipoxen, in the Lipoxen Market, and in the case of SynBio, in the SynBio market.

9.21.	For the avoidance of doubt, subject to clauses 9.22 and 9.23 any and all costs and/or expenses reasonably and properly incurred by the Parties in relation to a Third Party IP Right, including any license fees and/or costs of evaluating and challenging a Third Party IP Right, shall be shared equally between the Parties.

9.22.	If a Third Party IP Right relates to a Molecule or a SynBio Cell Line, the Parties agree that all of the costs and/or expenses reasonably and properly incurred by the Parties in relation to the relevant Third Party IP Right will be born by SynBio.

9.23.	If a Third Party IP Right relates to the use of the PolyXen Technology to produce Products A-F, the Parties agree that all of the costs and/or expenses reasonably and properly incurred by the Parties in relation to the relevant Third Party IP Right will be borne by Lipoxen.

10.	GRANT OF RIGHTS TO LIPOXEN

10.1.	SynBio grants to Lipoxen during the term of this Agreement, subject to the provisions of this Agreement, an exclusive license, with the right to grant sub-licenses, in the Lipoxen Market to research, develop, make, have made, market, supply, sell and distribute Products using:

10.1.1.	the SynBio Cell Lines;

10.1.2.	the SynBio Background IP; and

10.1.3.	the SynBio Arising IPR.

10.2.	For the avoidance of doubt, Lipoxen shall have during the term of this Agreement the rights:

10.2.1.	to use, and

10.2.2.	to grant Lipoxen licensees the right to use without the prior written consent of SynBio,

the Clinical Dossiers relating to the Products in the Lipoxen Market which will be provided to Lipoxen by SynBio pursuant to clause 6.8 of this Agreement.

Sub-licensing

10.3.	Lipoxen shall be entitled to sub-license and/or sub-contract its rights under clauses 10.1 and 10.2 of this Agreement to any person without the prior written consent of SynBio, and provided that:

10.3.1.	any sub-licence or Lipoxen’s rights under clauses 10.1 and 10.2 granted by Lipoxen will terminate on termination of this Agreement and expire on expiry of this Agreement;

10.3.2.	the provisions of the sub-licence agreement will be consistent with the terms of this Agreement;

10.3.3.	Lipoxen will only be entitled to receive monetary consideration for the grant of a sub-licence;

10.3.4.	Lipoxen shall remain liable for any acts and/or omissions of its sublicensees as if such acts and omissions had been made by Lipoxen under this Agreement; and

10.3.5.	[***]

No Other License

10.4.	It is acknowledged and agreed that no license is granted by SynBio to Lipoxen other than the license expressly granted by the provisions of this clause 10. Without prejudice to the generality of the foregoing, SynBio reserves all rights under the Molecules, the SynBio Cell Lines and the SynBio Background IP:

10.4.1.	in relation to any products which are not Products; and

10.4.2.	outside the Lipoxen Market.

Quality

10.5.	Lipoxen shall ensure that all of the Products sold or supplied by it are of satisfactory quality and comply with all applicable laws and regulations in each part of the Lipoxen Market.

Transfer of the SynBio Technology

10.6.	At Lipoxen’s request, at any time during the term of this Agreement or thereafter, SynBio shall at its own cost promptly disclose and/or transfer to Lipoxen, its licensee and/or an Appointed CRO, using a method of know how transfer reasonably acceptable to Lipoxen, all information and materials (including samples of the respective Molecules and SynBio Cell Lines) that are reasonably required to enable Lipoxen to fulfill its obligations under this Agreement and/or to exploit the Lipoxen Arising IPR, the Joint Arising IPR and the license granted under clauses 10.1 and 10.2.

10.7.	The Parties agree that as a result of the technology transfer described in clause 10.7 it is the intention of the Parties that Lipoxen and/or its licensee and/or an Appointed CRO will be able to manufacture the Molecules and the Products using the SynBio Cell Lines:

10.7.1.	to GMP standards;

10.7.2.	in a manner that would satisfy regulatory requirements of EMEA and/or the FDA; and

10.7.3.	to a standard and a scale which is equivalent to that practiced by SynBio in the SynBio Market at the transfer date, as demonstrated by three successive, successful batches.

10.8.	The Parties shall procure that they will agree the best method for achieving the technology transfer described in clause 10.7 within 30 (thirty) days of Lipoxen calling for the technology transfer and

SynBio will thereafter co-operate with Lipoxen to implement the technology transfer. SynBio acknowledges that any transfer will involve:

10.8.1.	the delivery of physical documents which record the relevant know how, including manuals and standard operating procedures;

10.8.2.	the delivery of manufacturing process details;

10.8.3.	the delivery of analytical methods for starting materials, in-process testing and finished product;

10.8.4.	the delivery of analytical results/certificates of analysis from the last three of the Molecules and/or Products with samples of these batches for testing;

10.8.5.	the delivery of technical regulatory dossiers relating to the relevant technology, including batch records, development reports and production process documentation;

10.8.6.	the delivery of any cell lines and other proprietary materials used by the SynBio in the relevant process, including the SynBio Cell Lines;

10.8.7.	the detailed inspection of SynBio’s laboratories and manufacturing facilities engaged in the manufacture of the relevant Molecules and/or Products by Lipoxen Technologies, its Customer’s and their representatives;

10.8.8.	the secondment of SynBio scientists to the laboratory or manufacturing facility of Lipoxen and/or its licensees and/or its Appointed CRO;

10.8.9.	responding to queries from Lipoxen and/or its licensees orally and in writing.

10.9.	SynBio agrees that if SynBio is in breach of any of the terms of clause 10.7 to 10.9, Lipoxen shall be entitled to withhold payments due to SynBio pursuant to Schedule 10 of this Agreement until such time as the breach has been remedied by SynBio.

11.	GRANT OF RIGHTS TO SYNBIO

PolyXen License

11.1.	Lipoxen hereby grants to SynBio during the term of this Agreement, subject to the provisions of this Agreement, an exclusive license outside the Excluded Field in the SynBio Market to research, develop, manufacture, have manufactured, use, sell, supply and otherwise exploit the SynBio PolyXen Products using:

11.1.1.	the PolyXen Patents and the PolyXen Know How;

11.1.2.	the Lipoxen Arising IPR;. and

11.1.3.	any and all CMO Arising IPR which is owned by Lipoxen or in relation to which Lipoxen has a right to grant a licence.

11.2.	The license granted pursuant to clause 11.1 shall expire on a Product by Product basis on the later of the following dates:

11.2.1.	the date upon which no Valid Claim of the PolyXen Patents and/or the Lipoxen Arising IPR and/or the CMO Arising IPR exists in the SynBio Market which covers or relates to the relevant Product; or

11.2.2.	ten (10) years from the first commercial sale of the relevant Product in the SynBio Market.

PSA Technology Licence

11.3.	Lipoxen grants to SynBio a non-exclusive licence to use the PSA Patents and the PSA Know How in the SynBio Market for the term of this Agreement to manufacture PSA:

11.3.1.	for use in the development and exploitation of Products by SynBio; and/or

11.3.2.	for supply to Lipoxen and/or licensee’s of the PolyXen Technology.

Sub-licence of SIIL Technology

11.4.	Lipoxen shall, if requested in writing to do so by SynBio, grant to SynBio in the SynBio Market an exclusive sub-licence of the rights granted to Lipoxen by SIIL pursuant to clause 7.1 of the SIIL Agreement. The Parties shall enter into a further agreement setting out the terms of any such sub-licence which shall be entirely consistent with the terms of the SIIL Agreement.

Sub-licensing

11.5.	SynBio shall not be entitled to sub-license and/or sub-contract its rights under: (a) clause 11.3 to any person in any event; and (b) otherwise granted under this Agreement to any person without the prior written consent of Lipoxen, such consent not to be unreasonably withheld or delayed, and provided that if consent is granted by Lipoxen:

11.5.1.	the term of any sub-licence granted by SynBio will not exceed the term of this Agreement and will terminate on termination of this Agreement and will expire on expiry of this Agreement;

11.5.2.	the provisions of the sub-licence agreement will be consistent with the terms of this Agreement and will prevent further sub-licensing;

11.5.3.	SynBio will only be entitled to receive monetary consideration for the grant of a sub-licence;

11.5.4.	SynBio shall remain liable for any acts and/or omissions of its sub-licensees as if such acts and omissions had been made by SynBio under this Agreement; and

11.5.5.	the Parties will agree the share of the revenue received by SynBio from its sub-licenses to be paid to Lipoxen by way of a royalty which shall not in any event be less than the [***]

No Other License

11.6.	It is acknowledged and agreed that no license is granted by Lipoxen to SynBio other than the licenses expressly granted by the provisions of this clause 11. Without prejudice to the generality of the foregoing, Lipoxen reserves all rights under the Lipoxen Patents, the Lipoxen Know How and the Lipoxen Arising IPR:

11.6.1.	in relation to any products which are not SynBio Products;

11.6.2.	outside the SynBio Market; and

11.6.3.	anywhere in the world in the Excluded Field.

Quality

11.7.	SynBio shall ensure that all of the SynBio Products sold or supplied by it are of satisfactory quality and comply with all applicable laws and regulations in each part of the SynBio Market,

Responsibility for development and exploitation

11.8.	SynBio shall be exclusively responsible for the technical and commercial development and exploitation of the SynBio Products under the PolyXen Technology in the SynBio Market and accordingly SynBio shall indemnity Lipoxen in the terms of clause 17.4.

11.9.	SynBio shall be responsible at its own cost for conducting all pre-clinical and clinical trials which are required to register or obtain marketing authorisations for SynBio Products in the SynBio Market.

Transfer of the PolyXen Technology

11.10.	At SynBio’s request, at any time during the term of this Agreement Lipoxen shall once only at its own, subject to clause 11.4.2, cost promptly disclose and/or transfer to SynBio, its licensee and/or an Appointed CRO, all PolyXen Know How in Lipoxen’s possession that it is legally entitled to disclose and which is reasonably necessary to enable SinBio to undertake Stage 1. The transfer of know how described in clause 11.10 shall in the first instance be achieved by electronic transfer by Lipoxen to SinBio and shall include the transfer to SinBio by Lipoxen of, so far as they fall within the scope of clause 11.10, the items specified in Schedule 11 of this Agreement.

Transfer of the PSA Technology

11.11.

At SynBio request, once only at any time during the term of this Agreement and conditional upon the Parties first agreeing reasonably commercial terms upon which SynBio shall supply PSA to Lipoxen and licensees of the PolyXen Technology, Lipoxen shall promptly transfer to SynBio, using a method of know how transfer reasonably acceptable to SynBio, any and all PSA Manufacturing Know How in Lipoxen’s possession which is reasonably necessary to enable SynBio to exercise its rights 11.3.

11.12.	For the avoidance of doubt, Lipoxen shall not be obliged to transfer to SynBio and SynBio shall not be entitled to use the PSA Cell Line and the PSA Technology, until the Parties have agreed the terms of and executed an agreement in writing under which SynBio shall supply PSA to Lipoxen and licensees of the PolyXen Technology on reasonable commercial terms.

11.13.	If following the electronic transfer referred to in clause 11.10, SynBio notifies Lipoxen in writing that in its reasonable opinion the technology transfer is not complete, the Parties will agree the best method for completing the technology transfer described in clause 11.10 within 30 (thirty) days of SynBio calling for the technology transfer and Lipoxen will thereafter co-operate with SynBio to complete the technology transfer. The parties acknowledge that completion of the technology transfer may subject to clause 11.14.2 and 11.14.3, involve (to the extent the relevant items are within the possession and control of Lipoxen):

11.13.1.	the delivery of physical documents which record the relevant know how, including manuals and standard operating procedures;

11.13.2.	the delivery of manufacturing process details;

11.13.3.	the delivery of analytical methods for starting materials, in-process testing and finished product;

11.13.4.	the delivery of analytical results/certificates of analysis;

11.13.5.	the delivery of technical regulatory dossiers relating to the relevant technology, including batch records, development reports and production process documentation;

11.13.6.	the delivery of any cell lines and other proprietary materials used by Lipoxen in the relevant process;

11.13.7.	the detailed inspection of Lipoxen’s laboratories and manufacturing facilities engaged in the manufacture of the relevant Product, its Customer’s and their representatives;

11.13.8.	the secondment of Lipoxen scientists to the laboratory or manufacturing facility of SynBio and/or its licensees and/or its Appointed CRO;

11.13.9.	responding to queries from SynBio and/or its licensees orally and in writing.

11.14.	The parties agree that:-

11.14.1.	if Lipoxen is in breach of any of the terms of clause 11.13.7 to 11.3.9, SynBio shall be entitled to withhold payments due to Lipoxen pursuant to Schedule 10 of this Agreement until such time as the breach has been remedied by Lipoxen;

11.14.2.	if Lipoxen is obliged to spend more than the Know How Transfer Time to achieve the technology transfers pursuant to clauses 11.10 and 11.11, it shall be entitled to charge SinBio for any time spent in excess of the Know How Transfer Time on a charge out basis. SinBio shall be entitled to specify the manner in which such man-hours of training shall be divided between the various SinBio Products; and

11.14.3.	Lipoxen shall not be obliged to carry out any practical transfer of the technology marked with a in Schedule 12 of this Agreement.

Transfer of the SIIL Technology

11.15.	If requested to do so by SynBio and subject to SynBio compensating Lipoxen for any payments to SIIL trigerred by the relevant technology transfer, Lipoxen will use its reasonable endeavours to ensure that SynBio enjoys the benefit of any technology transfer implemented by Lipoxen pursuant to clause 7.4 of the SIIL Agreement.

12.	SYNBIO DILIGENCE

12.1.	SynBio shall diligently proceed to develop and commercially exploit SynBio Products to the maximum extent in the SynBio Market.

12.2.	Without prejudice to the generality of SynBio’s obligations under clause 12.1, SynBio shall use its best endeavours to meet the milestones set out in Schedule 12 at the times set out in Schedule 12.

12.3.	During the term of this Agreement, SynBio shall provide Lipoxen with a written report at the end of each three (3) months period setting out the results of all research and development carried out by SynBio in such period in relation to the SynBio Products.

12.4.	During the term of this Agreement, SynBio shall provide to Lipoxen an annual written development plan, showing all past, current and projected activities taken or to be taken by SynBio to bring SynBio Products to market and to maximise the sale of SynBio Products in the SynBio Market. Lipoxen’s receipt or approval of any such plan shall not be taken to waive or qualify SynBio’s obligations under clauses 12.1 and 12.2.

12.5.	SynBio shall immediately notify Lipoxen by telephone, confirmed by fax, if it becomes aware of any circumstances that are likely to significantly delay the achievement of the milestones set out in Schedule 12.

13.	LIPOXEN DILIGENCE

13.1.	Lipoxen shall use Diligent and Reasonable Efforts to proceed to develop and commercially exploit Lipoxen Development Products to the maximum extent as permitted by regulators in the Lipoxen Market.

13.2.	Without prejudice to the generality of Lipoxen’s obligations under clause 13.1, Lipoxen shall use Diligent and Reasonable Efforts to meet the milestones set out in Schedule 12 at the times set out in Schedule 12.

13.3.	During the term of this Agreement, Lipoxen shall provide SynBio with a written report at the end of each three (3) months period setting out the results of all research and development carried out by Lipoxen in such period in relation to the Lipoxen Products.

13.4.	During the term of this Agreement, Lipoxen shall provide to SynBio via Lipoxen PLC board meetings an annual written development plan, showing all past, current and projected activities taken or to be taken by Lipoxen to bring Lipoxen Products to market and to maximise the sale of Lipoxen Products in the Lipoxen Market. SynBio shall immediately notify Lipoxen by telephone, confirmed by fax, if it becomes aware of any problems that are likely to significantly delay the achievement of the milestones set out in Schedule 12.

14.	RECORDS AND ACCOUNTS

14.1.	Lipoxen and SynBio shall during the term of this Agreement and for a period of five (5) years thereafter, keep at their normal place of business detailed and up-to-date records and accounts showing:

14.1.1.	any and all costs and expenses it has incurred in relation to the Development Program, including its costs and expenses relating to the Clinical Trials;

14.1.2.	any and all costs and expenses it has borne in relation to Third Party IP Rights; and

14.1.3.	the quantity, description, and value of Products sold by it, on a country-by- country basis, and being sufficient to ascertain the payments due under this Agreement.

14.2.	Each of the Parties shall make its records and accounts available, on reasonable notice, for inspection during business hours by an independent chartered accountant nominated by the other Party for the purpose of verifying the accuracy of any statement or report provided under this Agreement and any payments due under this Agreement. Such accountant shall be required to keep confidential all information acquired during any such inspection, and to disclose to the inspecting Party only such details as may be necessary to report on the accuracy of the statement, report or payment. The inspecting Party shall be responsible for the accountant’s costs unless the accountant certifies that there is an inaccuracy of more than 5% (five per cent) in any statement or payment, in which case the Party being inspected shall pay the accountant’s charges in respect of that inspection.

15.	COSTS AND REVENUE SHARING

15.1.	Lipoxen and SynBio shall each be entirely responsible for their own Stage 1 Costs, Stage 2 Costs and Stage 3 Costs which they incur.

15.2.	Prior to calculating and accounting to SynBio for the royalties set out in Schedule 10 of this Agreement Lipoxen shall be entitled to deduct from Lipoxen Net Sales and Lipoxen Net Receipts:

15.2.1.	any and all costs and expenses reasonably incurred by Lipoxen in relation to any clinical trials relating to Lipoxen Royalty Products;

15.2.2.	any costs and expenses borne by Lipoxen pursuant to clauses 9.21 and/or 9.23 of this Agreement; and

15.2.3.	any and all license fees, milestones and royalties paid to third parties by Lipoxen (or an Affiliate of Lipoxen) in relation to the Oncohist Technology, including any and all sums paid to the Parties listed in Schedule 13 of this Agreement.

15.3.	Prior to calculating and accounting to Lipoxen for the royalties set out in Schedule 10 of this Agreement, SynBio shall be entitled to deduct from SynBio Net Sales:

15.3.1.	any and all costs and expenses reasonably incurred by SynBio in relation to any clinical trials relating to SynBio Royalty Products; and

15.3.2.	any costs and expenses borne by SynBio pursuant to clauses 9.21 and/or 9.22.

15.4.	Subject to clauses 15.2 and 15,3, the Parties agree that the revenues from the Products shall be shared by the Parties as set out in Schedule 10 of this Agreement.

16.	PAYMENT TERMS

16.1.	All sums due under this Agreement:

16.1.1.	are exclusive of value added tax or any other sales tax or duties, which if and where applicable will be paid by the payer to the payee in addition to any sum in respect of which they are calculated;

16.1.2.	shall be paid in US dollars to the credit of the payee’s bank account, details of which shall be notified to the payer as and when necessary;

16.1.3.	shall be made without deduction of income tax or other taxes charges or duties that may be imposed, except insofar as the payer is required to deduct the same to comply with applicable laws. The Parties shall co- operate and take all steps reasonably and lawfully available to them, at the expense of the payee, to avoid deducting such taxes and to obtain double taxation relief. If the payer is required to make any such deduction it shall provide the payee with such certificates or other documents as it can reasonably obtain to enable the payee to obtain appropriate relief from double taxation of the payment in question; and

16.1.4.	shall be made by the due date, failing which the payee may charge interest on any outstanding amount calculated on a monthly basis at a rate equivalent to 5% above the London Inter-Bank Offer Rate (6 months)

16.2.	If either Party is obliged pursuant to a government order or otherwise to withhold payment of any sum due under this Agreement to the other Party, the payer shall use its best endeavors to release the payment to the other Party. If the payment has not been released within thirty (30) days of its due date for payment, the payee shall be entitled to deduct the payment from any sums to the payer from the payee pursuant to this Agreement.

16.3.	Subject to clause 16.1, the Parties agree that each Party shall be responsible for paying any taxes arising pursuant to or in relation to this Agreement for which the Party is primarily liable.

16.4.	The Parties agree that they will use their best endeavors to collaborate to establish a corporate structure for the licensing of the Products and for the receipt of any revenues that is tax efficient for the Parties.

16.5.	Each Party shall provide to the other within thirty (30) days of the end of each Quarter with a royalty statement for that Quarter which contains sufficient information to enable the other Party to calculate and verify any sums due to it pursuant to clause 15.4 and Schedule 10 of this Agreement.

17.	LIABILITY

17.1.	SynBio shall be responsible for all risks and liability arising from or in relation to the SynBio Trials and/or SynBio’s development, sale and/or supply of SynBio Products in the SynBio Market, including any and all third party claims relating to the SynBio Products under product liability laws. SynBio shall maintain appropriate insurance to cover any such liability. SynBio shall, if requested to do so by Lipoxen, provide evidence to Lipoxen that it has complied with the terms of this clause.

17.2.	Lipoxen shall be responsible for all risks and liability arising from or in relation to the Lipoxen Trials and/or Lipoxen’s development, sale and/or supply of Lipoxen Products in the Lipoxen Market, including any and all third party claims relating to the Lipoxen Products under product liability laws. Lipoxen shall maintain appropriate insurance to cover any such liability. Lipoxen shall, if requested to do so by SynBio, provide evidence to SynBio that it has complied with the terms of this clause.

17.3.	Lipoxen shall indemnify and shall keep SynBio indemnified against any and all liability, damages, claims, proceedings and expenses (including, but not limited to, legal expenses and expert’s fees) arising out of or in connection with the Lipoxen Trials and/or Lipoxen‘s development, sale and/or supply of Lipoxen Products in the Lipoxen Market provided that Lipoxen shall not be liable under this clause 17.3 for any and all liability, damages, claims, proceedings and expenses (including but not limited to, legal expenses and expert’s fees) that arise directly as a result of (a) express instructions received from SynBio in relation to conduct of the Lipoxen Trials; (b) a breach of this Agreement by SynBio; and/or (c) the negligence of SynBio.

17.4.	SynBio shall indemnify and shall keep Lipoxen indemnified against any and all liability, damages, claims, proceedings and expenses (including, but not limited to, legal expenses and expert’s fees) arising out of or in connection with the SynBio Trials and/or SynBio’s development, sale and/or supply of SynBio Products in the SynBio Market provided that SynBio shall not be liable under this clause 17.4 for any and all liability, damages, claims, proceedings and expenses (including but not limited to, legal expenses and expert’s fees) that arise directly as a result of (a) express instructions received from Lipoxen in relation to conduct of the SynBio Trials, (b) breach of this Agreement by Lipoxen; and/or (c) the negligence of Lipoxen.

17.5.	All statements, representations (other than fraudulent misrepresentations), warranties, terms and conditions (whether express or implied) as to the suitability and/or usefulness of the Lipoxen Technology for any particular purpose including without limitation the development of SynBio Products are hereby excluded to the maximum extent permissible by law.

17.6.	Without prejudice to the generality of Clause 17.5, Lipoxen does not give any warranty, representation or undertaking:

17.6.1.	as to the efficacy, usefulness, safety or commercial or technical viability of the Lipoxen Technology and/or any products made or processes carried out using the Lipoxen Technology;

17.6.2.	as to the volumes or quality of the SynBio Products which may be manufactured through the use of the Lipoxen Technology;

17.6.3.	that any of the Lipoxen Patents are or will be valid or that any of the Lipoxen Patents will proceed to grant;

17.6.4.	that the Lipoxen Technology can be freely exploited in all or any parts of the SynBio Market; and/or

17.6.5.	that the Lipoxen Technology will not infringe the Intellectual Property Rights or other rights of any third party.

18.	CONFIDENTIALITY AND PUBLICATION

18.1.	Each Party (the “Receiving Party”) undertakes:

18.1.1.	to maintain as secret and confidential all Confidential Information obtained directly or indirectly from the other Party (“Disclosing Party”) in the course of performing of obligations or in anticipation of this Agreement;

18.1.2.	to use and disclose the Confidential Information of the other Party only for the purposes of this Agreement and/or in so far as such use and/or disclosure is reasonably required to enable the Party to exploit its rights under this Agreement;

18.1.3.	to disclose the Confidential Information of the other Party only to those of its employees, contractors, and sub-licensees to whom and to the extent that such disclosure is reasonably necessary for the purposes of exploiting its rights and complying with its obligations under this Agreement, including disclosure to the appointed CRO and professional consultants;

18.1.4.	to comply with the obligations of this clause 18 for so long as it has knowledge of any Confidential Information received or derived from the other Party which period shall, for the avoidance of doubt, survive termination or expiry of this Agreement.

18.2.	The provisions of clause 18.1 shall not apply to Confidential Information which the Receiving Party can prove:

18.2.1.	was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at Us free disposal;

18.2.2.	is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party;

18.2.3.	is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or sub-licensees;

18.2.4.	the Receiving Party is required to disclose to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall:

(i)	inform the Disclosing Party as soon as is reasonably practicable of its obligation to disclose such information; and

(ii)	at the Disclosing Party’s request seek to persuade the court, agency or authority to have such information treated in a confidential manner, where this is possible under the court, agency or authority’s procedures.

18.3.	The Receiving Patty shall procure that all of its employees, contractors who have access to any of the Disclosing Party’s Confidential Information, shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as those set out in this clause 18.

18.4.	The Parties agree that any publications relating to the Results shall be approved in advance by the Scientific Subcommittee. Any publications shall acknowledge both Parties appropriately, and Lipoxen shall have the first right to submit any paper for publication.

19.	DURATION AND TERMINATION

19.1.	This Agreement shall commence on the Commencement Date and shall continue until it expires in accordance with Clause 2.6 of this Agreement or terminated in accordance with terms of this Agreement.

19.2.	Without prejudice to any other right or remedy any Party may terminate this Agreement by notice in writing to the other Party (“Other Party”), such notice to take effect as specified in the notice:

19.2.1.	if the Other Party is in material breach of this Agreement and, in the case of a breach capable of remedy, the breach is not remedied within 90 (ninety) days of the Other Party receiving notice specifying the breach and requiring its remedy; and/or

19.2.2.	if (A) the Other Party becomes insolvent or unable to pay its debts as and when they become due, or (B) an order is made or a resolution is passed for the winding up of Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or (C) a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of the Other Party’s assets or business, or (D) the Other Party makes any composition with its creditors, or (E) the Other Party ceases to continue its business, or (F) as a result of debt and/or maladministration the Other Party takes or suffers any similar or analogous action in any jurisdiction.

19.3.	If SynBio is in breach of clauses 4.2.1 or 4.2.2 of this Agreement in relation to one or more SynBio Products then, if SynBio does not remedy the breach within three (3) months of receiving written notice of the breach from Lipoxen, Lipoxen shall be entitled to terminate this Agreement in relation to the SynBio Product or SynBio Products to which the breach relates with immediate effect by notice in writing to SynBio.

19.4.	If Lipoxen is in breach of clauses 5.2.1 or 5.2.2 of this Agreement in relation to one or more Lipoxen Products then, if Lipoxen does not remedy the breach within three (3) months of receiving written notice of the breach from SynBio, SynBio shall be entitled to terminate this Agreement in relation to the Lipoxen Product or Lipoxen Products to which the breach relates with immediate effect by notice in writing to Lipoxen.

19.5.	Lipoxen may terminate this Agreement in accordance with clause 9.13 in relation to a Product.

19.6.	Either Party may terminate this Agreement by immediate written notice in writing to the other Party in relation to a specific Product if the Scientific Subcommittee decides that the relevant Product does not meet the relevant Success Criteria for the Product.

19.7.	Any Party may terminate this Agreement with immediate effect by giving written notice to the other party if this other Party or any of its Affiliates commences legal proceedings, or assists any third party to commence legal proceedings, to challenge the validity of any of the patents of the other Party or to challenge the secrecy or substantiality of any of the other Party’s know-how.

20.	CONSEQUENCES OF TERMINATION

20.1.	Upon termination or expiry of this Agreement for any reason:

20.1.1.	the Parties shall provide to each other detailed reports setting out the progress each has made with the Development Program;

20.1.2.	the Parties shall return to each other all data, know-how and materials provided to each other by the other Party, or generated by the Parties in connection with the Development Program;

20.1.3.	any rights or remedies of any of the Parties arising from any breach of this Agreement shall continue to be enforceable;

20.1.4.	SynBio shall no longer be licensed to use the Lipoxen Technology and shall immediately cease any activity requiring a license under this Agreement;

20.1.5.	SynBio shall no longer be entitled to exercise the sub-licence set out in clause 11.4 and shall immediately cease any activity requiring a sub-licence under the SIIL Agreement;

20.1.6.	subject to clause 20.1.7, Lipoxen shall no longer be licensed to use the SynBio Background IP, SynBio Arising IPR and SynBio Cell Lines (excluding the SIIL Cell Line as defined in the SIIL Agreement) and shall immediately cease any activity requiring a license from SynBio under this Agreement;

20.1.7.	the following clauses shall continue in full force and effect: 1, 6.8, 9.1 to 9.9, 10.2, 10.7 to 10.9, 14, 15 (in so far as it relates to liability arising prior to termination) 16, 17, 18, 20, 21;

20.1.8.	each Party shall if requested in writing to do so by the other Party comply with any technology transfer provisions of this Agreement relating to any Intellectual Property Rights and materials (such as cell lines) which the requesting party has a right to own and/or use following termination and/or expiry of this Agreement and in relation to which a satisfactory technology transfer has not previously occurred;

20.1.9.	each Party shall return to the other within a reasonable period of time all Confidential Information and any copies thereof disclosed to it by the other Party.

20.1.10.	Upon expiry or termination of this Agreement in relation to one or more Products, the consequences set out in clause 20.1 shall apply but only in so far as they relate to the relevant Product.

21.	GENERAL

Amendment

21.1.	This Agreement may only be amended in writing signed by duly authorized representatives of the Parties or by the Scientific Subcommittee as is expressly set out in this Agreement.

Assignment and third party rights

21.2.	Other than as is expressly set out in this Agreement, none of the Parties shall assign, mortgage, charge or otherwise transfer any rights or obligations under this Agreement without the prior written consent of the other Party.

21.3.	Any of the Parties may assign all its rights and obligations under this Agreement to any Person to which it transfers all of its assets or business, provided that the assignee undertakes to the other Parties to be bound by and perform the obligations of the assignor under this Agreement.

Waiver

21.4.	No failure or delay on the part of any Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

Invalid clause

21.5.	If any provision or part of this Agreement is held to be void or invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the void or invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law. The Parties shall endeavor to agree amendments to such void or invalid provisions in a reasonable manner so as to achieve the original intention of the Parties.

Change of Control

21.6.	Any substantial change in the management and control of either of the Parties and/or any merger of either of the Parties with another entity shall not result in termination of this Agreement and it shall be the responsibility of the then existing management of the Party to see that the continuity of this Agreement is maintained in all respects and the agreement shall continue to be in force.

Formal licenses

21.7.	The Parties shall execute such formal licenses, documents as may be necessary or appropriate for registration of the rights granted under this Agreement with Patent Offices and other relevant authorities. The Parties shall use reasonable endeavors to ensure that, to the extent permitted by relevant authorities and unless required to submit this Agreement by any order of law, this Agreement shall not form part of any public record.

Role of Parties

21.8.	The Parties hereto expressly understand and agree that Lipoxen and SynBio are independent contractors in the performance of each and every part of this Agreement and nothing contained herein shall be construed as creating any agency, partnership or other form of joint enterprise between the Parties.

Interpretation

21.9.	In this Agreement:

21.9.1.	the headings are used for convenience only and shall not affect its interpretation;

21.9.2.	references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

21.9.3.	references to clauses and Schedules mean clauses of, and schedules to, this Agreement; and

21.9.4.	references to the grant of “exclusive” rights shall mean that the person granting the rights shall neither grant the same rights (in the same field and territory) to any other person, nor exercise those rights itself.

Notices

21.10.	Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail or air mail, or by fax (confirmed by first class mail or air mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that Party may from time to time notify to the other Parties in accordance with this clause. The fax numbers of the Parties are as follows:

21.10.1.	[***]

For the attention of Scott Maguire

21.10.2.	[***]

For the attention of Artur Isaev, Dmitry Genkin or Pyotr Kruglyakov

Notices sent as specified in clause 21.13 shall be deemed to have been received three working days after the day of posting (in the case of inland first class mail), or ten working days after the date of posting (in the case of air mail), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

Governing Law and Settlement of Disputes

21.11.	This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, shall be governed by and construed in accordance with English law. This provision does not affect the application of the mandatory rules of Russian law established under Article 1192 of the civil Code of the Russian Federation to this Agreement which apply in any event.

21.12.

If any dispute, controversy or claim of whatever nature arises under, out of or in connection with this Agreement, including any question regarding its existence, validity or termination or any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”), the Parties shall use all reasonable endeavours to resolve the matter amicably. If one Party gives the others notice that a Dispute has arisen and the Parties are unable to resolve the

Dispute within thirty (30) days of service of the notice then the Dispute shall be referred to the respective chief executive officers of the Parties who shall attempt to resolve the Dispute. No Party shall resort to arbitration against any other Party under this Agreement until thirty (30) days after such referral.

21.13.	All Disputes which are unresolved pursuant to Clause 21.14 and which a Party wishes to have resolved shall be referred upon the application of any Party to, and finally settled by, arbitration under the Rules of Arbitration of the London Court of International Arbitration (“LCIA”) (the “Rules”) in force at the date of this Agreement, which Rules are deemed to be incorporated by reference to this Clause. The number of arbitrators shall be three (3), appointed in accordance with the Rules. The LCIA Court may appoint arbitrators from among the nationals of any country, whether or not a Party is a national of that country. The seat of the arbitration shall be London. The language of this arbitration shall be English.

21.14.	The arbitrators shall have the power to grant any legal or equitable remedy or relief available under law, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim or provisional measures, including injunctive relief and including pre-arbitral attachments or injunctions, from any court of competent jurisdiction and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. For the avoidance of doubt, this Clause is not intended to limit the powers of the court exercisable in support of arbitration proceedings pursuant to s.44 of the Arbitration Act 1996.

Severability

21.15.	If any provision of this Agreement is found by the competent court illegal, invalid or unenforceable in any respect under the applicable law, then such provision (insofar as it is invalid or not enforceable) shall be deemed as not included in this Agreement, but this does not invalidate the remaining provisions of this Agreement. The Parties shall make every reasonable effort to replace the invalid or not enforceable provision or provisions (if applicable) with valid and enforceable which is as close as possible to the proposed action of the invalid or unenforceable provision.

Further action

21.16.	Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Announcements

21.17.	Neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party. The Parties agree that any agreed announcements will refer to Open joint-stock company “RUSNANO”, a legal entity organized and existing under the laws of the Russian Federation, with main state registration number (OGRN) 1117799004333, located at: Russia, Moscow, 117036, avenue of 60-letiya Oktyabrya, 10A as the Party to the Project.

Entire agreement

21.18.	This Agreement, including its Schedules, the Subscription Agreement and the Relationship Deed sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such, subject matter. The terms of the Subscription Agreement and the Relationship Deed shall take precedence to the extent that there is any conflict between the terms of the Subscription Agreement and/or the Relationship Deed and the terms of this Agreement.

21.19.	The Parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

21.20.	Nothing in this Agreement shall exclude any of the Parties’ liability for fraudulent misrepresentation.

Third parties

21.21.	With the exception of any rights expressly created in this Agreement in favor of Affiliates of Lipoxen, this Agreement does not create any right enforceable by any person who is not a Party to it.

Translations

21.22.	The Parties agree that a translation of this Agreement into the Russian language (the “Translation”) shall be prepared and be fully equal but to the extent that there is any conflict between the terms of this Agreement and the terms of the Translation, the Parties agree that the terms of this Agreement shall prevail.

AGREED by the Parties through their authorized signatories on the date written above:

For and on behalf of Lipoxen PLC

Signed	/s/ M. Scott Maguire

Print name	M. Scott Maguire

Title	CEO

For and on behalf of Lipoxen Technologies Limited

Signed	/s/ M. Scott Maguire

Print name	M. Scott Maguire

Title	CEO

For and on behalf of SynBio LLC

Signed

Print name

Title

82

AGREED by the Parties through their authorized signatories on the date written above:

For and on behalf of Lipoxen PLC

Signed

Print name

Title

For and on behalf of Lipoxen Technologies Limited

Signed

Print name

Title

For and on behalf of SynBio LLC

Signed	/s/ Kruglyakov Peter

Print name	Kruglyakov Peter

Title	General Director

AGREED by the Parties through their authorized signatories on the date written above:

For and on behalf of Lipoxen PLC

Signed	/s/ Colin Hill

Print name	Colin Hill

Title	DIRECTOR

For and on behalf of Lipoxen Technologies Limited

Signed	/s/ M. Scott Maguire

Print name	M. Scott Maguire

Title	CEO

For and on behalf of SynBio LLC

Signed	/s/ Peter Kruglyakov

Print name	Peter Kruglyakov

Title	CEO

SCHEDULE 1

DEVELOPMENT PROGRAM

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SCHEDULE 2

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SCHEDULE 3

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SCHEDULE 4

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SCHEDULE 5

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SCHEDULE 6

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SCHEDULE 7

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SCHEDULE 8

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SCHEDULE 9

MEMBERS OF THE SCIENTIFIC SUBCOMMITTEE

SYNBIO

Dmitry Genkin, Peter Kruglyakov

LIPOXEN

Two of any of the following four:

Brian Richards

David Moss

Scott Maguire

Sanjay Jain

SCHEDULE 10

REVENUE SHARING

1.	For the purposes of this Schedule 11, the following words shall have the following meaning:

“Lipoxen Net Sales”	the amount received by Lipoxen and/or its Affiliates from third parties in respect of supplies of Lipoxen Royalty Products in arms length transactions (or the amount that would have been received if the transactions had been at arms length) less the following items provided they are shown in writing on the relevant invoice or in other documentary evidence: sales taxes, costs of delivery, customary trade discounts actually granted, amounts actually repaid or credited for defective or returned and, in the case of export orders, any import duties or similar applicable governmental levies and any government rebates charged on the purchase price of the Lipoxen Royalty Products;

“Lipoxen Net Receipts”	all signing fees, milestones, royalties and other licence fees (excluding research and development fees) received by Lipoxen and/or its Affiliates from sub-licensees in respect of rights acquired by the sub-licensee to market, sell and supply Lipoxen Royalty Products, less any less any Value Added Tax or other sales tax and any direct and/or third party costs and/or expenses incurred by Lipoxen in procuring payment of such sums;

“SynBio Net Sales”	the amount received by SynBio and/or its Affiliates from third parties in respect of sales and/or supplies of SynBio Royalty Products in arms length transactions (or the amount received if the transactions had been at arms length) less the following items provided they are shown in writing on the relevant invoice or in other documentary evidence: sales taxes, costs of delivery, customary trade discounts actually granted, amounts actually repaid or credited for defective or returned.

2.	SynBio shall pay to Lipoxen a royalby of [***] of all SynBio Net Sales. The royalty payable to Lipoxen pursuant to this paragraph shall:

(a)	become due 30 (thirty) days after the expiry of the Quarter in which the SynBio Royalty Products to which the royalty relate were sold and/or supplied by SynBio;

(b)	be payable for a period which, on a Product by Product basis, shall commence on first commercial sale of the relevant Product in the SynBio Market and shall expire on whichever is later: (a) the date of expiry of the licence in relation to the relevant Product granted to SynBio pursuant to clause 11.1 of this Agreement; and/or (b) fen (10) years from the date of first commercial sale of the relevant Product in the SynBio Market.

3.	Lipoxen shall pay to SynBio a royalty of [***] of all Lipoxen Net Sales. The royalty payable to SynBio pursuant to this paragraph shall:

(a)	become due 30 (thirty) days after the expiry of the Quarter in which the relevant Lipoxen Net Sales were received by Lipoxen; and

(b)

be payable for a period which, on a Lipoxen Royalty Product by Lipoxen Royalty Product basis, shall commence on first commercial sale of the relevant Lipoxen Royalty Product in the Lipoxen Market and shall expire on whichever is later: (a) the date of expiry of the licence in relation to the relevant Lipoxen Royalty Product granted to Lipoxen pursuant to clause 10.7 of this Agreement; and/or (b) ten (10) years from the date of first commercial sale of the relevant Lipoxen Royalty Product in the Lipoxen Market.

4.	Lipoxen shall pay to SynBio [***] all of Lipoxen Net Receipts. The royalty payable to SynBio pursuant to this paragraph shall:

(a)	become due 30 (thirty) days after the expiry of the Quarter in which the relevant Lipoxen Net Receipts were received by Lipoxen; and

(b)	be payable for a period which, on a Product by Product basis, shall commence on the receipt by Lipoxen of the Clinical Dossier relating to the relevant Product and shall expire 10 (ten) years thereafter.

SCHEDULE 11

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SCHEDULE 12

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SCHEDULE 13

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From:	Xenetic Biosciences pic (formerly Lipoxen plc)
(Company No. 03213174)
London Bioscience Innovation Centre 2 Royal College Street
London NW1 0NHY

Lipoxen Technologies Limited
(Company No. 03401495)
London Bioscience Innovation Centre
2 Royal College Street
London NW1 0NH

To:	SynBio LLC
(Main State Registration No. 1117746126321)
Building 2
55/1, Leninsky Prospekt
Moscow
Russian Federation

Date:

Dear Sirs

Amendment Letter

We refer to the agreement entitled “Agreement on Co-Development and the Terms of Exclusive License” entered into by us, Xenetic Biosciences Plc) and Lipoxen Technologies Limited, and you, SynBio LLC dated 4 August 2011 (the “Agreement”).

We propose to make the following amendments to the Agreement. Unless the context otherwise requires, all words and expressions used in this letter have the same meanings as those defined in the Agreement.

1. In clause 1:

The definition for “Product F” shall be deleted and replaced with the following:

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2. In clause 15:

A new sub-clause 15.2.4 shall be inserted, which shall read:

“any and all costs and expenses reasonably and directly incurred in relation to the development of the Onochist Technology (which Lipoxen shall be entitled to deduct from royalties due on Lipoxen Net Sales and Lipoxen Net Receipts in respect of Product F Lipoxen Royalty Products only).”

A new clause 15.5 shall be inserted, which shall read:

Lipoxen shall have the right to acquire SynBio’s interest in Product F at a value equivalent to an independent valuation to be conducted by Ernst and Young or Cambridge Consultants. Such right can be exercised after Ph IIa under a US FSA or EMA trial.

3. In paragraph 3 of Schedule 10:

A royalty rate of [***] shall be payable by Lipoxen to SynBio on Lipoxen Net Sales where the supplies of Lipoxen Royalty Products in question are Product F. The original royalty rate of [***] shall continue to apply in respect of Lipoxen Net Sales of all other Lipoxen Royalty Products.

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4. In paragraph 4 of Schedule 10:

A royalty rate of [***] shall be payable by Lipoxen to SynBio on Lipoxen Net Receipts where they related to Product F Lipoxen Royalty Products. The original royalty rate of [***] shall continue to apply to Lipoxen Net Receipts in respect of all other Lipoxen Royalty Products.

5. In Schedule 13:

The following names shall be added:

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The above amendments are made in consideration of our payment to you now of [***] (receipt of which you hereby acknowledge) and for other good and valuable consideration.

The Agreement shall remain in full force and effect except to the extent that its terms are varied by this letter. In the event of any conflict between this letter and the Agreement, the provisions of this letter shall prevail.

This letter shall be construed and governed by the laws which are expressed to apply in clause 21.11 of the Agreement. Any dispute arising out of or in connection with this letter or subject matter or formation (including but not limited to any non-contractual claims or disputes) shall be subject to the same dispute resolution process as set out in clauses 21.12 to 21.14 (inclusive) of the Agreement.

Please confirm your agreement to the amendments to the Agreement set out above by countersigning this letter below and returning your signature copy of this letter to us. Upon your signature to this letter, the above amendments to the Agreement shall be deemed to have taken effect from (and including) the Commencement Date of the Agreement.

This letter may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

AGREED by the parties through their authorised signatories on the date which first appears in this letter:

Signed for and on behalf of Xenetic Biosciences plc:

Signed: _______________________________

Pring Name: ___________________________

Title: _________________________________

Signed for and on behalf of Lipoxen Technologies Limited:

Signed: _______________________________

Pring Name: ___________________________

Title: _________________________________

Signed for and on behalf of SynBio LLC:

Signed: _______________________________

Pring Name: ___________________________

Title: _________________________________

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